CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
Of
AMSTAR ACQUISITIONS, INC.


C. Edward Wilkerson certifies that:

	1. The original articles were filed with the Office of the Secretary of State on July 3, 1990.


2. Pursuant to a shareholders meeting at which in excess of 51% voted in favor of the following amendment, the company hereby adopts the following amendments to the Articles of Incorporation of this Corporation:

		Article One is hereby amended to read as follows:

		FIRST:        The name of the corporation is:

	                		NATURE TREAT, INC.





						__________________________________
C. Edward Wilkerson, President
State of ___________)
		           )ss.
County of _________)

On _____________________, personally appeared before me, a Notary public, C. Edward Wilkerson, who acknowledged that he executed the above instrument.


							         ________________________
							         A Notary Public in and for said
							         County and State.